Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-163668, No. 333‑165384, No. 333-166728, and No. 333-189681 on Form S-8 and Registration Statements No. 333-218162, and No. 333-221740 on Form S-3 of our reports dated February 20, 2020, relating to the financial statements of Hyatt Hotels Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 20, 2020